Exhibit 99.1

Seattle Genetics Reports First Quarter 2010 Financial Results

-Company in strong financial position; focused on key data in remainder of year and continued

advancement of its broad product pipeline-

-Conference call today at 5:00 p.m. ET-

Bothell, WA — April 27, 2010 — Seattle Genetics, Inc. (Nasdaq: SGEN) today reported financial results for the first quarter ended March 31, 2010. The company also highlighted recent product development activities and planned milestones.

“We ended the first quarter in a strong financial position, and we remain on target to achieve several key milestones in the remainder of the year, including data from our pivotal brentuximab vedotin (SGN-35) trial in Hodgkin lymphoma and data from our phase IIb lintuzumab (SGN-33) trial in acute myeloid leukemia,” said Clay B. Siegall, Ph.D., President and Chief Executive Officer of Seattle Genetics. “We are also advancing several earlier-stage programs, including SGN-75, an antibody-drug conjugate (ADC) that is in phase I for non-Hodgkin lymphoma and renal cell carcinoma, and ASG-5ME, an ADC that is on track to begin phase I testing in prostate and pancreatic cancers this year.”

Recent Highlights and Upcoming Milestones

Brentuximab Vedotin

•

Expect to report data from a pivotal trial in relapsed and refractory Hodgkin lymphoma being conducted under a Special Protocol Assessment (SPA) in the second half of 2010 and submit a New Drug Application to the U.S. Food and Drug Administration (FDA) in the first half of 2011 under the accelerated approval regulations

•	Initiated the AETHERA phase III clinical trial for post-transplant Hodgkin lymphoma patients designed to fulfill regulatory requirements for full approval in the United States and Europe

•	Expect to complete enrollment in a phase II systemic anaplastic large cell lymphoma (ALCL) clinical trial in the second quarter of 2010 and report data in the second half of 2010

•	Plan to report data at the American Society of Clinical Oncology annual meeting describing clinical experience in the retreatment of patients with Hodgkin lymphoma and systemic ALCL

•	Initiated a phase I clinical trial to evaluate safety of brentuximab vedotin in combination with a commonly used chemotherapy for front-line treatment of patients with Hodgkin lymphoma

•

Received a U.S. patent covering cleavable linkers and potent auristatin drug payloads used in certain of Seattle Genetics’ ADC programs, including brentuximab vedotin, as well as many ADC programs in development by its collaborators

Lintuzumab (SGN-33)

•

Continued patient treatment and follow-up in a randomized phase IIb trial of lintuzumab plus low-dose chemotherapy for patients 60 years and older with acute myeloid leukemia to evaluate whether the combination extends overall survival; data from this trial are expected between late-second quarter and mid-third quarter of 2010

SGN-75

•	Advanced a phase I clinical trial for CD70-positive relapsed and refractory non-Hodgkin lymphoma and metastatic renal cell carcinoma patients

ASG-5ME

•	In collaboration with Agensys, an affiliate of Astellas Pharma, advanced towards planned initiation of clinical trials for prostate and pancreatic cancer patients during 2010

ADC Collaborations

•	Generated $9.5 million from Genentech to renew exclusive licenses to specific targets and extend the research term under the parties’ existing ADC collaboration

•

Achieved milestones under ADC collaboration with Genentech, including a milestone triggered by its submission of an Investigational New Drug (IND) application with the FDA for an ADC utilizing Seattle Genetics’ technology for the treatment of cancer

First Quarter 2010 Financial Results

As of March 31, 2010, Seattle Genetics had $331.1 million in cash and investments, compared to $287.7 million as of December 31, 2009. The increase reflects a $60 million upfront payment from the company’s brentuximab vedotin collaboration with Millennium: The Takeda Oncology Company and a $12 million upfront payment from the company’s ADC collaboration with GlaxoSmithKline.

Revenues in the first quarter of 2010 were $46.5 million, up from $9.1 million in the first quarter of 2009. The increase in revenues was driven by the earned portion of payments received under the company’s dacetuzumab (SGN-40) collaboration with Genentech, which will end in June 2010. As previously disclosed, revenues in the first half of 2010 are expected to reflect an estimated $70 million related to the dacetuzumab collaboration, approximately $40 million of which was recognized in the first quarter of 2010. These revenues are mostly attributable to cash amounts already received under the collaboration.

Total operating expenses for the first quarter of 2010 were $35.5 million, compared to $37.4 million for the first quarter of 2009. Brentuximab vedotin development costs incurred by Seattle Genetics are included in research and development expense, but joint activities are reimbursed by Millennium on a 50:50 basis under the collaboration. Non-cash, share-based compensation expense for the first quarter of 2010 was $3.2 million, compared to $2.7 million for the same period in 2009.

Net income for the first quarter of 2010 was $11.5 million, or $0.11 per share, compared to a net loss of $27.3 million, or $0.33 per share, for the first quarter of 2009.

Conference Call Details

Seattle Genetics’ management will host a conference call and webcast to discuss the financial results and provide an update on business activities. The event will be held today at 2:00 p.m. Pacific Time (PT); 5:00 p.m. Eastern Time (ET). The live event will be available from Seattle Genetics’ website at www.seattlegenetics.com, under the Investors and News section, or by calling (877) 941-8609 (domestic) or (480) 629-9786 (international). The access code is 4284781. A replay of the discussion will be available beginning at approximately 4:00 p.m. PT today from Seattle Genetics’ website or by calling (800) 406-7325 (domestic) or (303) 590-3030 (international), using access code 4284781. The telephone replay will be available until 4:00 p.m. PT on Thursday, April 29, 2010.

About Seattle Genetics

Seattle Genetics is a clinical stage biotechnology company focused on the development and commercialization of monoclonal antibody-based therapies for the treatment of cancer and autoimmune disease. The company’s lead product candidate, brentuximab vedotin, is in a pivotal trial under an SPA with the FDA. Brentuximab vedotin is being developed in collaboration with Millennium: The Takeda

Oncology Company. In addition, Seattle Genetics has four other product candidates in ongoing clinical trials: lintuzumab (SGN-33), dacetuzumab (SGN-40), SGN-70 and SGN-75. Seattle Genetics has collaborations for its ADC technology with a number of leading biotechnology and pharmaceutical companies, including Bayer, Celldex Therapeutics, Daiichi Sankyo, Genentech, GlaxoSmithKline, MedImmune, a subsidiary of AstraZeneca, Millennium: The Takeda Oncology Company and Progenics, as well as an ADC co-development agreement with Agensys, an affiliate of Astellas. More information can be found at www.seattlegenetics.com.

Certain of the statements made in this press release are forward looking, such as those, among others, relating to the company’s expectations for regulatory approval and commercial launch of brentuximab vedotin, initiation of future clinical trials, data availability from ongoing clinical trials, and the company’s expectations for its 2010 financial outlook. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include risks that the company may experience delays in the completion of its clinical trials, whether caused by competition, adverse events, patient enrollment rates, regulatory issues or other factors; that data from our phase I clinical trials of brentuximab vedotin may not necessarily be indicative of the subsequent clinical trial results, including our pivotal clinical trial results; and that the safety and/or efficacy results of these trials, including the brentuximab vedotin pivotal clinical trial for relapsed or refractory Hodgkin lymphoma, will not support continued development or, in the case of our pivotal trial, an application for marketing approval in the United States or any other country. In addition, we may not obtain priority review of our marketing application and consequently may be delayed in the planned U.S. commercial launch of brentuximab vedotin. We may also fail to achieve milestones under our collaborations and experience unforeseen increased expenses or unexpected reductions in revenues. More information about the risks and uncertainties faced by Seattle Genetics is contained in the company’s 10-K for the year ended December 31, 2009 filed with the Securities and Exchange Commission. Seattle Genetics disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Seattle Genetics, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	March 31, 2010	December 31, 2009
Assets
Cash, cash equivalents, short and long term investments	$331,138	$287,730
Other assets	36,772	100,603

Total assets	$367,910	$388,333

Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$14,924	$19,496
Deferred revenue and long-term liabilities	130,858	162,637
Stockholders’ equity	222,128	206,200

Total liabilities and stockholders’ equity	$367,910	$388,333

Seattle Genetics, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands except per share amounts)

	Three months ended March 31,
	2010	2009
Revenues	$46,455	$9,142
Expenses
Research and development	30,316	33,246
General and administrative	5,231	4,156

Total operating expenses	35,547	37,402

Income (loss) from operations	10,908	(28,260)
Investment income, net	552	992

Net income (loss)	$11,460	$(27,268)

Basic net income (loss) per share	$0.11	$(0.33)

Diluted net income (loss) per share	$0.11	$(0.33)

Weighted-average shares used in computing:
Basic net income (loss) per share	100,622	83,545

Diluted net income (loss) per share	103,036	83,545